EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000

ARCA Announces Plans to Open Second

ApplianceSmart Factory Outlet in San Antonio in June

April 20, 2005—Minneapolis, MN—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that in June the company will open a second ApplianceSmart factory outlet superstore in San Antonio, Texas.

Located at Southwest Military Drive and Flores Street, between I-35 and I-37 in south central San Antonio, the 37,000-square-foot factory outlet will be ARCA’s thirteenth retail location nationally.  This new store follows the opening of an ApplianceSmart outlet in northeastern San Antonio in October 2004.

Like all ApplianceSmart factory outlet superstores, the new San Antonio location will carry a wide range of special-buy major household appliance brands, including Maytag, GE, Frigidaire, Jenn-Air, Amana and Magic Chef.  Special-buy appliances, which ApplianceSmart sells at a significant discount to retail, include new in-the-box closeouts, factory overruns, discontinued models and thousands of discounted out-of-box items.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “By offering customers an unprecedented selection of high-quality, discount-priced appliances, ApplianceSmart has become a strong presence in San Antonio in a relatively short period of time.  Since opening in October 2004, our first San Antonio factory outlet has consistently met or exceeded our expectations.  The addition of a second outlet to serve the south central metro area will enable us to increase our market penetration while generating greater economies of scale as we leverage advertising support and other overhead expenses.”

The company previously announced that fourth quarter same-store sales of the eight ApplianceSmart factory outlets open during the complete fourth quarters of 2004 and 2003 rose 8%, while same-store sales of the seven outlets open during all of 2004 and 2003 were up 10%.  Total retail sales in 2004 rose 25% to $10,686,000 in the fourth quarter and 20% to $41,847,000 for the full year compared to the same periods in 2003.  As of April 2005, ApplianceSmart was operating twelve outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; one in the San Antonio market; and one in Los Angeles.

About ARCA

Through its ApplianceSmart operation, ARCA is one of the nation’s leading retailers of special-buy household appliances.  These special-buy appliances, which typically are not integrated into the manufacturer’s normal distribution channel, are sold by ApplianceSmart at a discount to full retail.  ApplianceSmart offers a 100% money-back guarantee as well as warranties on parts and labor.  ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the speed at which individual ApplianceSmart outlets reach profitability, the growth of appliance retail sales, the strength of energy conservation recycling programs, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web sites at www.arcainc.com and www.appliancesmart.com.